EXHIBIT 10.12
January 9, 2009
Marianne Marck
7052 New Brooklyn Road NE
Bainbridge Island, WA 98110
Dear Marianne,
On behalf of Blue Nile, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President of Technology, reporting to me. The terms of your relationship with the Company will be as indicated herein.
1.	Position. You will become the Senior Vice President of Technology for the Company. As such, you will have responsibilities as determined by me.

2.	Base Salary. You will be paid a monthly salary of $19,166.67 less payroll deductions and all required withholdings, which represents an annualized rate of $230,000. Your wage will be payable in accordance with the Company’s standard payroll policies. The Company may modify your compensation from time to time as it deems necessary.

3.	Performance Bonus. You will be paid an annual performance bonus with an annualized target payout of $60,000. Your performance bonus can range from 0% to 200% of target based on the performance of the Company and your individual performance against key objectives.

4.	Stock Options. We will recommend to the Board of Directors or Subcommittee thereof, that you be granted a non statutory stock option to purchase 27,500 shares of common stock of the Company. The exercise price will be the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market on the last market trading day prior to the date of grant. One fourth (1/4) of the shares subject to such option will vest on the first year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The Company’s 2004 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

5.	Benefits. You will be eligible to receive healthcare and dental benefits, life and disability insurance, transportation allowance, and a 401(k) plan effective on the first of the month following your date of hire. The Company may modify your benefits from time to time as it deems necessary.

6.	Employee Discount Program. An exception to our standard policy of offering favorable retail pricing is a discount that is granted to our employees. You will be eligible for Blue Nile’s Employee Discount Program, which offers a special benefit in the form of a significant discount on Blue Nile products.

7.	Standard Employee Agreement. As a condition to your employment, you are required to sign and comply with the Company’s standard Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement relating to the protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

8.	Employee Handbook. As a Company employee, you will be expected to abide by the Company’s rules and standards. You further understand that you will be required to acknowledge and sign that you have received a copy of the Company’s Employee Handbook and that you understand the Company’s policies set forth in the Company’s Employee Handbook.

9.	Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Ms. Marianne Marck
January 9, 2009

10.	At-Will Employment. Your employment is at-will, as defined under applicable law. This means you may voluntarily quit at any time, for any reason or for no reason, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, for any reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

11.	Entire Agreement. This Agreement, together with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.

12.	Start Date. To be determined.
Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. This offer is valid until January 16, 2009, and will terminate if not accepted by such date. Please indicate your acceptance by signing and returning the enclosed copy of this letter.